UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                        Three Months Ended
                                                             March 31,
                                                         2001        2000
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income Before Cumulative
  Effect of Accounting Change                         $ 18,795     $   242

 Cumulative Effect of Accounting Change                    470           -
                                                     ---------    --------
 Net Income                                           $ 19,265     $   242

 Average Shares of Common Stock Outstanding             33,266      32,374
                                                     ---------    --------

Basic Earnings Per Share Before Cumulative
 Effect of Accounting Change                          $   0.57     $  0.01

Basic Earnings Per Share From Cumulative
 Effect of Accounting Change                              0.01           -
                                                     ---------    --------
Basic Earnings Per Share                              $   0.58     $  0.01
                                                     =========    ========

DILUTED EARNINGS PER SHARE:

 Net Income Before Cumulative
  Effect of Accounting Change                         $ 18,795     $   242

 Cumulative Effect of Accounting Change                    470           -
                                                     ---------    --------
 Net Income                                           $ 19,265     $   242

 Average Shares of Common Stock Outstanding             33,266      32,374
 Effect of Dilutive Securities:
  Warrants                                                 131           -
  Options and Stock Issuable under Employee Benefit
   Plans                                                   646         383
                                                      ---------    --------
 Total Shares                                           34,043      32,757
                                                      ---------    --------
Diluted Earnings Per Share Before Cumulative
  Effect of Accounting Change                         $   0.56     $  0.01

Diluted Earnings Per Share From Cumulative
     Effect of Accounting Change                          0.01           -
                                                     ---------    --------
Diluted Earnings Per Share                            $   0.57     $  0.01
                                                     =========    ========
     At March 31, 2001, UniSource Energy had no outstanding warrants. There were 4.6 million of TEP warrants outstanding that were exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.